Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan, of our reports dated February 21, 2013, with respect to the consolidated financial statements and schedule of Advanced Micro Devices, Inc and the effectiveness of internal control over financial reporting of Advanced Micro Devices, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 19, 2013